Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD RELEASES RESULTS FOR QUARTER ENDED JUNE 30, 2005.

McLean, Virginia (August 5, 2005) — The Fairchild Corporation (NYSE: FA), reported today a $1.6 million, or $0.06 per share, net loss for the quarter ended June 30, 2005, as compared to net earnings of $7.1 million, or $0.28 per share, for the quarter ended June 30, 2004. The Company’s loss from continuing operations was $2.3 million for the quarter ended June 30, 2005, as compared to earnings from continuing operations of $9.9 million for the quarter ended June 30, 2004. The results from continuing operations for the three months ended June 30, 2005, included a $0.3 million decrease in the fair market value of the Company’s interest rate contract, and a $1.5 million tax provision, as compared to a $4.9 million increase in the fair market value of the interest rate contract, and a $4.0 million income tax benefit, in the three months ended June 30, 2004. The Company reported cash and unrestricted short-term investments of $19.8 million at June 30, 2005.

Revenues increased by $1.0 million, or 0.9%, in the quarter ended June 30, 2005, as compared to the quarter ended June 30, 2004. The improvement was due to a 7.6% increase in revenues at the Company’s aerospace segment, which continues to perform well despite being adversely affected by the financial difficulties of commercial airlines. Revenues at Fairchild Sports were flat in the quarter ended June 30, 2005, and benefited from favorable foreign exchange rates, as compared to the quarter ended June 30, 2004. Fairchild Sports is taking action to better understand how to enhance revenues in the future. This includes retaining an outside consulting firm who specializes in the retail sales sector, considering new advertising avenues, and taking efforts to improve the management team in Germany. In addition, with women accounting for a rising 10 percent of motorcycle sales in the United States, Fairchild Sports recently announced a new line of women’s jackets, pants and accessories that will soon be available at select retailers worldwide. The “G-Line” received rave reviews from Hollywood stars and others on MTV’s Style Lounge, will initially feature jackets and pants designed to be both highly fashionable and protective.

The Company also recognized a $1.2 million gain on disposal of discontinued operations in the quarter ended June 30, 2005, from the sale of Fairchild Aerostructures to PCA Aerospace for $6.0 million on June 24, 2005. Results for the Company’s quarter and nine months ended June 30, 2005 are included in the attached table.

Fairchild Sports is the Company’s largest segment. Fairchild Sports, comprised of Hein Gericke, PoloExpress and IFW, designs and sells motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 232 retail shops in Germany, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland, and the United Kingdom. IFW, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets, under several labels, including First Gear and Hein Gericke. In addition, IFW designs and produces protective apparel under private labels for third parties.

About The Fairchild Corporation

In addition to Fairchild Sports, The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended

REVENUE:	06/30/05	06/30/04	06/30/05	06/30/04(a)

Net sales	$112,810	$111,725	$256,859	$226,189
Rental revenue	2,632	2,704	7,535	7,591

	115,442	114,429	264,394	233,780
COSTS AND EXPENSES:
Cost of goods sold	66,014	66,845	158,438	139,474
Cost of rental revenue	1,646	1,759	5,204	4,933
Selling, general & administrative	46,079	36,880	114,950	94,570
Other (income) expense, net	(1,311)	2,568	(2,618)	470
Amortization of intangibles	139	—	426	—

	112,567	108,052	276,400	239,447

OPERATING INCOME (LOSS)	2,875	6,377	(12,006)	(5,667)
Net interest expense	5,781	5,494	16,673	15,534
Investment income	2,595	890	8,476	1,160
Increase (decrease) in fair market value of interest rate contract	(316)	4,920	4,018	5,783

Earnings (loss) from continuing operations before taxes	(627)	6,693	(16,185)	(14,258)
Income tax benefit (provision)	(1,457)	3,968	(1,611)	3,895
Equity in earnings of affiliates, net	(200)	(734)	(400)	(734)

Earnings (loss) from continuing operations	(2,284)	9,927	(18,196)	(11,097)
Loss from discontinued operations, net	(444)	(3,684)	(28)	(6,198)
Gain on disposal of discontinued operations, net	1,158	809	13,658	9,502

NET EARNINGS (LOSS)	$(1,570)	$7,052	$(4,566)	$(7,793)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations	$(0.09)	$0.39	$(0.72)	$(0.44)
Loss from discontinued operations, net	(0.02)	(0.14)	—	(0.25)
Gain on disposal of discontinued operations, net	0.05	0.03	0.54	0.38

NET EARNINGS (LOSS)	$(0.06)	$0.28	$(0.18)	$(0.31)

Diluted weighted average shares outstanding:	25,229	25,244	25,223	25,192

REVENUES BY SEGMENT
Sports & Leisure Segment (a)	$91,501	$91,920	$191,014	$171,405
Aerospace Segment	21,309	19,805	65,845	54,783
Real Estate Operations Segment	2,747	2,704	7,893	7,591
Corporate and Other	—	—	—	1
Intercompany Eliminations	(115)	—	(358)	—

Total	$115,442	$114,429	$264,394	$233,780

OPERATING INCOME (LOSS) BY SEGMENT
Sports & Leisure Segment (a)	$7,534	$10,385	$(795)	$5,772
Aerospace Segment	1,740	1,386	5,133	2,917
Real Estate Operations Segment	1,013	849	2,423	2,396
Corporate and Other	(7,412)	(6,243)	(18,767)	(16,752)

Total	$2,875	$6,377	$(12,006)	$(5,667)

            (a) – Actual results for the nine months ended June 30, 2004, include only eight months of results from the sports & leisure segment since its acquisition on November 1, 2003.